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Exhibit 5

November 19, 2003

Securities and Exchange Commission
450 Fifth Avenue
Washington, D.C. 20549

Re:	Aeroflex Incorporated Registration Statement on Form S-3

Gentlemen:

        Reference is made to the filing by Aeroflex Incorporated (the "Company") of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission pursuant to the provisions of the Securities Act of 1933, as amended, covering the registration of 428,275 shares of Common Stock of the Company, par value $.10 per share (the "Common Stock").

        As counsel for the Company, we have examined its corporate records, including its Certificate of Incorporation, By-Laws, its corporate minutes, the form of its Common Stock certificate and such other documents as we have deemed necessary or relevant under the circumstances.

        Based upon our examination, we are of the opinion that:

  1.
  The Company is duly organized and validly existing under the laws of the State of Delaware.

  2.
  The shares of Common Stock subject to the Registration Statement have been duly authorized and are legally issued, fully paid and non-assessable.

        We hereby consent to be named in the Registration Statement and in the prospectus which constitutes a part thereof as counsel to the Company, and we hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

Very truly yours,
/s/ Kramer, Coleman, Wactlar & Lieberman KRAMER, COLEMAN, WACTLAR & LIEBERMAN, P.C.

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  Exhibit 5